Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULES

We consent to the incorporation by reference in Registration Statement Nos. 333-10409, 333-66422, 333-82302, 333-112521, 333-133640, 333-179248, 333- 217435, 333-222697 and 333-227584 on Form S-8 of our reports dated November 9, 2018, relating to the consolidated financial statements and financial statement schedule of Woodward, Inc., and the effectiveness of Woodward, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Woodward, Inc. for the year ended September 30, 2018.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

November 9, 2018